Exhibit 2.5

Execution Version

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”), effective as of March 12, 2012, is entered into by and among Exelon Corporation, a Pennsylvania corporation (“Exelon”), Exelon Ventures Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Exelon (“Ventures”), and Exelon Generation Company, LLC, a Pennsylvania limited liability company and wholly owned subsidiary of Ventures (“ExGen”).

RECITALS

WHEREAS, as a result of the merger of Constellation Energy Group, Inc. (“CEG”) with and into Exelon (the “Upstream Merger”) pursuant to an Agreement and Plan of Merger, dated as of March 12, 2012, by and between CEG and Exelon, Exelon owns 100% of the outstanding shares of common stock or other equity interests, as applicable (the “Interests”) of CE FundingCo, LLC, a Delaware limited liability company (“CE Funding”), Constellation Nuclear, LLC, a Delaware limited liability company (“Nuclear”), Constellation Holdings, Inc., a Maryland corporation (“Holdings”), and Constellation Energy Resources, LLC, a Delaware limited liability company (“Resources”, and together with CE Funding, Nuclear and Holdings, the “Subsidiaries”);

WHEREAS, Exelon desires to contribute, assign, transfer and convey all of Exelon’s right, title and interest in and to the Interests to Ventures, and Ventures desires to accept and acquire all of Exelon’s right, title and interest in and to the Interests (the “Initial Contribution”);

WHEREAS, immediately upon the Initial Contribution, Ventures desires to contribute, assign, transfer and convey all of Ventures’ right, title and interest in and to the Interests to ExGen, and ExGen desires to accept and acquire all of Ventures’ right, title and interest in and to the Interests (the “Final Contribution”);

WHEREAS, upon the Final Contribution, EGC agrees to be bound by the terms and conditions of (i) the Operating Agreement of CE Funding, dated as of December 12, 2011 (the “CE Funding Operating Agreement”) and (ii) the Operating Agreement of Nuclear, dated as of October 14, 2009 (the “Nuclear Operating Agreement”) and in each case thereupon be admitted as a member of CE Funding and Nuclear (a “Member”);

WHEREAS, concurrently with the admission of ExGen as the Member, Exelon desires to cease to be a member of each of CE Funding and Nuclear; and

WHEREAS, in accordance with the Operating Agreement of Resources, upon the transfer of the Interests in Resources to ExGen, ExGen shall be automatically admitted as the sole member of Resources and Exelon shall no longer be a member of Resources.

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Initial Contribution. Effective immediately following the Upstream Merger, and on the terms and subject to the conditions set forth herein, Exelon hereby contributes, assigns, transfers and conveys to Ventures all of Exelon’s right, title and interest in and to all of the Interests. Effective as of the date hereof, and on the terms and subject to the conditions set forth herein, Ventures does hereby accept all of Exelon’s right, title and interest in and to the Interests.

2. Final Contribution. Effective immediately upon the Initial Contribution, and on the terms and conditions set forth herein, Ventures hereby contributes, assigns, transfers and conveys to ExGen all of Venture’s right, title and interest in and to all of the Interests. Effective immediately upon the Initial Contribution, and on the terms and subject to the conditions set forth herein, ExGen does hereby accept all of Venture’s right, title and interest in and to the Interests.

3. Membership in CE Funding and Nuclear.

a. Concurrently with the Contribution described in Section 2 above, ExGen hereby agrees to be bound by the terms and conditions of the CE Funding Operating Agreement and to be admitted as the Member of CE Funding.

b. Concurrently with the admission of ExGen as the sole Member of CE Funding, Exelon shall and does hereby cease to be a Member of CE Funding.

c. Following the admission of ExGen as the Member of CE Funding, ExGen hereby acknowledges and agrees that the terms and conditions of the CE Funding Operating Agreement remain in full force and effect.

d. Concurrently with the Contribution described in Section 2 above, ExGen hereby agrees to be bound by the terms and conditions of the Nuclear Operating Agreement and to be admitted as the Member of Nuclear.

e. Concurrently with the admission of ExGen as the sole Member of Nuclear, Exelon shall and does hereby cease to be a Member of Nuclear.

f. Following the admission of ExGen as the Member of Nuclear, ExGen hereby acknowledges and agrees that the terms and conditions of the Nuclear Operating Agreement remain in full force and effect.

4. Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other parties that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite corporate or similar power and authority to enter into, execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5. Further Assurances. From time to time hereafter, each of the parties hereto hereby agrees to do all such acts and things and to execute and deliver, or cause to be executed and delivered all such documents, notices, instruments and agreements as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

6. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against, the parties hereto and their respective successors and assigns.

7. Amendments. This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto.

8. Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflicts of law provision or rule thereof. The parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court located in the State of Delaware. Each of the parties hereby waives any right to trial by jury in any action or proceeding relating to this Agreement or any actual or proposed transaction or other matter contemplated in or relating to this Agreement.

9. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

11. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, with effect as of the date first written above.

EXELON CORPORATION a Pennsylvania corporation

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	President

EXELON VENTURES COMPANY, LLC a Delaware limited liability company

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	Executive Vice President

EXELON GENERATION COMPANY, LLC a Pennsylvania limited liability company

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	President